Exhibit 99.1

Lihua International Reports First Quarter 2010 Financial Results

Achieves Record Quarterly Sales, Gross Profit, Net Income and Adjusted EBITDA; Raises 2010 Gross Profit and non-GAAP Net Income Guidance

DANYANG, China, May 5 /PRNewswire-Asia/ — Lihua International, Inc. (Nasdaq: LIWA) ("Lihua" or the "Company"), a leading Chinese developer, designer, manufacturer, marketer and distributor of low cost, high quality alternatives to pure copper products, including refined copper products and superfine and magnet wire, including copper clad aluminum ("CCA") wire, today announced financial results for the first quarter ended March 31, 2010.

First Quarter Financial Highlights
—	Sales increased 208% year-over-year to $63.2 million.
—	Gross profit increased 107% year-over-year to $11.8 million.
—	Net income increased 85% to $7.4 million, or $0.28 per diluted share, compared with $4.0 million, or $0.18 per diluted share in the first quarter of 2009.
—	Adjusted EBITDA increased 102.2% year-over-year to $10.7 million.(1)
—	Strong balance sheet with $46.3 million in cash and cash equivalents as of March 31, 2010.

(1)
Adjusted EBITDA is a non-GAAP measurement that the Company uses as a metric to provide information about Lihua's operating trends. Lihua defines adjusted EBITDA as net income before discontinued operations, interest expense, income taxes, depreciation and amortization, non-operating income (expense), and non-cash share- based compensation expenses.

First Quarter and Recent Business Highlights
—
Began production on two new high-speed copper magnet wire and copper fine wire production lines during the first quarter of 2010, increasing copper wire production to 20,000 tons per year. The Company plans to add four additional high-speed production lines this year, which will bring annual production capacity of copper wire to 25,000 tons.

—	Announced plans to add four new high-speed CCA wire production lines in the second half of 2010 to increase annual CCA wire production capacity from 7,500 tons to 10,000 tons by the end of 2010.
—
Announced plans for the construction of a new smelting facility to accelerate the production of refined copper products and increase Lihua's annual refinery copper capacity from 25,000 tons to 100,000 tons. Construction of this new facility is expected to begin during the fourth quarter of 2010, and production is expected to come on-line in 2011.

—	Completed the public offering of 4.3 million shares, generating net proceeds of $32.5 million.

"We recorded another record quarter, more than tripling our sales year-over-year and achieving significant growth in gross profit, net income and adjusted EBITDA. The quarter's success was largely attributable to the growth of our copper recycling business, which accounted for approximately 79% of our revenue during the first quarter," said Jianhua Zhu, Chairman and Chief Executive Officer of Lihua.

"Our recently completed public offering, in which we raised net proceeds of approximately $32.5 million, will help fuel the execution of our near-term and long-term expansion strategy. The proceeds from the offering will be used to further expand our recycling business to better address the sizeable opportunity that exists in this market. In the fourth quarter, we plan to begin construction on a new copper recycling facility, which will be adjacent to our existing recycling facility. We expect to bring this new facility on line during the second half of 2011, increasing annual refined copper output to 100,000 tons. Additionally, we plan to continue expanding our copper and CCA wire drawing capacity through the construction of new high-speed production lines. In 2011, we expect to add 25,000 tons of copper wire drawing and 5,000 tons of CCA wire drawing capacity," Mr. Zhu added.

He concluded, "Looking ahead, we will continue taking steps to ensure that our manufacturing capacity is aligned with the anticipated growth of the markets in which we operate. We believe that a sizeable opportunity exists to advance our leadership position in the market for recycled copper products, which not only address a significant, unmet need in a capacity constrained industry, but have a greatly reduced environmental impact than similar products derived from newly-mined copper without sacrificing purity or performance."

First Quarter 2010 Financial Results

Sales for the first quarter of 2010 increased 208% to $63.2 million, compared with sales of $20.6 million in the first quarter of 2009. The increase in sales was driven by strong market demand for Lihua's copper wire and copper rod products from the Company's scrap copper refinery business as well as its CCA wire products, and an increase in the average selling price of the Company's products based on an increase in the price of copper.

Gross profit for the first quarter of 2010 was $11.8 million, or 19% of sales. This compares with gross profit of $5.7 million, or 28% of sales, for the fourth quarter of 2008. The year-over-year decrease in gross margin was primarily due to a significant increase in sales of refined copper rod, which carries a lower gross margin than the Company's value added wire products, and a sharp increase in the price of copper, which nearly doubled as compared to the first quarter of 2009. Gross profit dollars per ton increased 1% over the first quarter of 2009 to $1,540 per ton, from $1,523 per ton.

Selling, general and administrative ("SG&A") expenses for the first quarter of 2010 were $1.7 million, compared with $745,000 for the same period in 2009. The increase in SG&A for the period was attributable to increased costs related to product distribution and insurance as a result of expanded business volume, increased expenses associated with being a public company and expenses associated with expansion of the Company's scale of operations.

Interest income for the first quarter of 2010 was $33,000, compared with $24,000 for the first quarter of 2009. Interest expense for the first quarter of 2010 was $29,000, compared with $113,000 for the same period in the prior year. The decrease in interest expense was mainly due to the repayment of short term bank loans, which were used for working capital purposes.

For the three months ended March 31, 2010, the provision for income tax expense was $2.7 million, compared with $764,000 for the three months ended December 31, 2008. The effective tax rate ("EIT") for the first quarter of 2010 was 26.8%, compared to 16.1% for the year ago period. The increase in EIT was the result of an increase in the enterprise income tax rate for the Company's Lihua Electron subsidiary.

For the first quarter of 2010, Lihua's other comprehensive income including foreign currency translation adjustment gains was $48,456, compared with a loss of $(8,438) in the first quarter of 2009. The foreign currency translation adjustment is based on the average exchange rate of the RMB compared with the US dollar in the respective reporting period.

Net income for the first quarter of 2010 was $7.4 million, or $0.28 per share based on 26.3 million weighted average diluted shares outstanding. This compares with net income of $4.0 million, or $0.18 per share based on 21.8 million weighted average diluted shares outstanding during the same period in 2009.

Adjusted EBITDA for the three months ended March 31, 2010 increased by 102.2% to $10.7 million, compared with the same period in the prior year.

Balance Sheet

As of March 31, 2010, Lihua had $46.3 million in cash and cash equivalents, compared with $34.6 million as of December 31, 2009.

As of March 31, 2010, Lihua had total debt of $2.2 million, which relates to short-term bank loans used for working capital purposes. This compares with $2.2 million as of December 31, 2009.

Outlook

Lihua is raising 2010 gross profit and non-GAAP net income guidance. The Company now expects 2010 gross profit of $48.9 million to $50.7 million, or 35-40% year-over-year growth, compared with prior gross profit guidance of $47.1 million to $48.9 million, or 30-35% year-over-year growth. Additionally, Lihua has increased its 2010 non-GAAP net income guidance to $35.1 million to $36.3 million, or year-over-year growth of 37-42%. This compares with previous non-GAAP net income guidance of $34.6 million to $35.8 million, or 35-40% year-over-year growth. The Company expects that 2010 growth will be largely the result of continued strong demand in China for recycled copper and copper alternatives in the household appliance, consumer white goods and infrastructure markets.

Conference Call and Webcast

Management of Lihua International will host a conference call today, Wednesday, May 5, 2010 at 8:00 a.m. Eastern time to discuss first quarter 2010 financial results.

Individuals interested in participating in the conference call may do so by dialing 1-877-941-4778 toll free from the U.S. or Canada, or 1-480-629-9763 from outside the U.S. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at: http://www.lihuaintl.com/Investor_Relations/Events_Presentations.html ..

A telephone replay will be available for 48 hours following the conclusion of the call by dialing 1-800-406-7325 from the U.S. or Canada, or 1-303-590-3030 from outside the U.S., and entering access ID number 4292292. A webcast replay will be available for 90 days.

About Non-GAAP Financial Measures

EBITDA Calculation For Three Months Ended March 31,

	2010	2009
Net income	$7,375,335	$3,975,977
Depreciation and amortization	493,599	261,443
Share-based compensation expense	100,617	63,563
Change in fair value of warrants	—	124,215
Interest income	-33,351	-24,245
Interest expenses	29,170	113,126
Provision for income tax	2,705,650	764,065
EBITDA	10,671,020	5,278,144

The Company uses adjusted EBITDA as a measure of the Company's operating trends. Investors are cautioned that adjusted EBITDA is not a measure of liquidity or of financial performance under Generally Accepted Accounting Principles ("GAAP"). The adjusted EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading "Adjusted EBITDA Reconciliation" following the Consolidated Statements of Operations included in this press release.

About Lihua International, Inc.

Lihua International, through its two wholly-owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China's rapidly growing copper wire and copper replacement product market. Lihua is one of the first vertically integrated companies in China to develop, design, manufacture, market and distribute lower cost, high quality alternatives to pure copper magnet wire and pure copper alternative products. Lihua's products include copper-clad aluminum wire and pure copper products including copper wire and copper rod, which are produced from recycled scrap copper. Lihua's products are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Lihua's corporate and manufacturing headquarters are located in the heart of China's copper industry in Danyang, Jiangsu Province. For more information, visit: http://www.lihuaintl.com ..

To be added to the Company's email distribution for future news releases, please send your request tolihua@tpg-ir.com.

Safe Harbor Statement

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions including availability of copper or recycled scrap copper, future operating results of the Company, capital expenditures, expansion and growth opportunities, bank borrowings, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

Please note that information in this press release reflects management views as of the date of issuance.

For more information, please contact:

Lihua International, Inc.Daphne Huang
EVP of Corporate Finance and Director of Investor Relations
Tel:     +1-516-717-9939
Email: Daphne_huang@lihuaintl.comThe Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
Tel:     +1-212-481-2050
Email: lihua@tpg-ir.com

Tables Follow

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(AMOUNTS EXPRESSED IN US DOLLARS)

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$46,334,532	$34,614,838
Restricted cash	—	575,000
Accounts receivable, net	16,420,316	10,996,430
Other receivables and current assets	206,576	493,006
Prepaid land use right - current portion	172,563	172,515
Deferred income tax assets	55,398	98,068
Inventories	13,484,932	17,534,254
Total current assets	76,674,317	64,484,111
OTHER ASSETS
Property, plant and equipment, net	18,102,968	18,424,080
Construction in progress	519,216	59,558
Deposits for plant and equipment	177,431	28,163
Prepaid land use right - long-term portion	8,127,172	8,168,039
Intangible assets	5,904	2,812
Total non-current assets	26,932,691	26,682,652
Total assets	$103,607,008	$91,166,763

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Short term bank loans	$2,197,384	$2,196,772
Accounts payable	5,850,861	4,923,360
Other payables and accruals	1,140,162	681,097
Income taxes payable	2,662,951	1,584,292
Total current liabilities	11,851,358	9,385,521
Total liabilities	11,851,358	9,385,521

SHAREHOLDERS' EQUITY
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value: 75,000,000 shares authorized, 24,857,717 and 24,154,083 shares issued and outstanding	2,486	2,416
Additional paid-in capital	42,472,264	39,921,717
Statutory reserves	6,199,852	5,400,994
Retained earnings	40,403,362	33,826,885
Accumulated other comprehensive income	2,677,686	2,629,230
Total shareholders' equity	91,755,650	81,781,242
Total liabilities and shareholders' equity	$103,607,008	$91,166,763

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)
(AMOUNTS EXPRESSED IN US DOLLAR)

	Three Months Ended
	March 31,
	2010	2009

NET REVENUE	$63,220,702	$20,550,327

Cost of sales	(51,399,418)	(14,851,807)

GROSS PROFIT	11,821,284	5,698,520

Selling expenses	(450,877)	(203,252)
General and administrative expenses	(1,293,603)	(542,130)

Income from operations	10,076,804	4,953,138

Other income (expenses):
Interest income	33,351	24,245
Interest expenses	(29,170)	(113,126)
Change in fair value of warrants classified as derivatives	—	(124,215)

Total other income (expenses)	4,181	(213,096)

Income before income taxes	10,080,985	4,740,042

Provision for income taxes	(2,705,650)	(764,065)

NET INCOME	7,375,335	3,975,977

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustments	48,456	(8,438)

COMPREHENSIVE INCOME	$7,423,791	$3,967,539

Net income per share
Basic	$0.29	$0.27
Diluted	$0.28	$0.18

Weighted average number of shares outstanding
Basic	25,450,624	15,000,000
Diluted	26,308,735	21,818,182

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(AMOUNTS EXPRESSED IN US DOLLAR)

	Three Months Ended
	March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,375,335	$3,975,977
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	493,599	261,443
Share-based compensation costs	100,617	63,563
Change in fair value of warrants	—	124,215
(Increase) decrease in assets:
Accounts receivable	(5,420,349)	(422,966)
Notes receivable	—	321,840
Other receivables and current assets	286,542	(855,303)
Inventories	4,053,846	(3,756,354)
Deferred income tax benefits	42,694	23,391
Increase (decrease) in liabilities:
Accounts payable	926,051	1,856,914
Other payables and accruals	458,835	283,087
Income taxes payable	1,078,125	339,303
Net cash provided by operating activities	9,395,295	2,215,110

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant and equipment	(123,585)	(7,040,786)
Addition to (Completion of) construction in progress	(459,602)	4,974,502
Deposit for plant and equipments	(149,248)	(485,844)
Net cash used in investing activities	(732,435)	(2,552,128)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of short-term bank loans	—	(1,170,326)
Release of restricted cash related to private placement of stock and warrants	575,000	800,000
Proceeds from exercise of warrants	2,450,000	—
Net cash provided by (used in) financing activities	3,025,000	(370,326)

Foreign currency translation adjustment	31,834	(4,456)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	11,719,694	(711,800)
CASH AND CASH EQUIVALENTS, at the beginning of the period	34,614,838	26,041,849

CASH AND CASH EQUIVALENTS, at the end of the period	$46,334,532	$25,330,049

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Shares-based compensation to employees and directors	$100,617	$63,563

SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for interest	$29,168	$113,126
Cash paid for income taxes	$1,584,594	$401,371

SOURCE Lihua International, Inc.